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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE


                                            For more information please contact:

                                                 Investor Relations 214.904.2288




           DAVE & BUSTER'S ANNOUNCES CORPORATE GOVERNANCE INITIATIVES

Dallas (March 5, 2003) -- Dave & Buster's, Inc. (NYSE:DAB) today announced several planned corporate governance initiatives agreed upon at its regularly scheduled Board of Directors meeting held March 4, 2003.

         First, the D&B Board formed a Nominating & Corporate Governance Committee, which will be headed by Peter Edison, one of the Company's independent directors. The committee will help assure compliance with the emerging corporate governance requirements of the Securities and Exchange Commission and the New York Stock Exchange. As one of its first assignments, the committee has also been charged with recruiting new board members to add additional strength and further independence to the current Board structure.

         Second, the Board named Mark Levy, another of its independent directors, as its new Lead Director. As part of his duties, Mr. Levy will head the executive sessions of the Board and also serve as the primary liaison between management and the Board.

         "These initiatives were the culmination of work we began several months ago to enhance our corporate governance structure and prepare for compliance with expected changes in SEC and New York Stock Exchange regulations," Mr. Levy said. "Combined with a rigorous business plan to control costs and invest prudently in existing operations, the Board and management are firmly committed to building and delivering shareholder value over both the near and long term."

         Celebrating over 20 years of operations, Dave & Buster's was founded in 1982 and is one of the country's leading upscale, restaurant/entertainment concepts, with 32 Dave & Buster's locations throughout the United States. Additionally, Dave & Buster's has international agreements for the Pacific Rim, Canada, the Middle East and Mexico.


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